Exhibit 10.1

FOURTH AMENDMENT TO LEASE

THIS FOURTH AMENDMENT TO LEASE (this “Amendment”) is made and entered into as of December 17, 2025, by and between SIC-350 TREAT, LLC, a Delaware limited liability company (“Landlord”), and OUSTER, INC., a Delaware corporation (“Tenant”).

RECITALS

A.

Landlord and Tenant are parties to that certain NNN Lease dated as of September 1, 2017 (the “Original Lease”), which Original Lease has been previously amended by that certain First Amendment to Lease dated as of January 21, 2018, that certain Second Amendment to Lease dated as of March 27, 2018, and that certain Third Amendment to Lease (the “Third Amendment”) dated as of November 15, 2021 (collectively, the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space containing approximately 26,125 rentable square feet (the “Premises”) located at 350 Treat Avenue, San Francisco, California (the “Building”). In no event shall any remeasurement in the square footage of the Building increase Tenant’s Share or the Base Monthly Rent during the Second Extended Lease Term (as defined below).

B.

The Lease by its terms shall expire on August 31, 2027 (“Prior Expiration Date”), and the parties desire to, among other matters, extend the Term, adjust the Base Monthly Rent, and provide for the Allowance (as defined below), all on the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.

Extension. The Term is hereby extended for a period of eighty-four (84) months and shall expire on August 31, 2034 (“Second Extended Expiration Date”), unless sooner terminated in accordance with the terms of the Lease. That portion of the Term commencing the day immediately following the Prior Expiration Date (such day, the “Second Extension Date”) and ending on the Second Extended Expiration Date shall be referred to herein as the “Second Extended Lease Term”.

2.

Base Monthly Rent. Notwithstanding anything to the contrary contained in the Lease, as amended hereby, effective as of January 1, 2026 (the “Effective Date”), the schedule of Base Monthly Rent payable with respect to the Premises during the remainder of the Extended Term (as defined in Section 1 of the Third Amendment) and during the Second Extended Lease Term is the following:

Period	Base Monthly Rent	Annual Base Monthly Rent Rate Per Rentable Sq. Ft. (rounded to two decimals)
1/1/2026 – 12/31/2026	$108,854.17	$50.00
1/1/2027 – 12/31/2027	$112,119.79	$51.50
1/1/2028 – 12/31/2028	$115,483.39	$53.05
1/1/2029 – 12/31/2029	$118,947.89	$54.64
1/1/2030 – 12/31/2030	$122,516.32	$56.28
1/1/2031 – 12/31/2031	$126,191.81	$57.96
1/1/2032 – 12/31/2032	$129,977.57	$59.70
1/1/2033 – 12/31/2033	$133,876.89	$61.49
1/1/2034 – 8/31/2034	$137,893.20	$63.34

All such Base Monthly Rent shall be payable by Tenant in accordance with the terms of the Lease, as amended hereby. Notwithstanding anything in the Lease to the contrary, so long as Tenant is not in default beyond the applicable cure period under the Lease, as of the Effective Date, Tenant shall be entitled to a partial abatement of Base Monthly Rent with respect to the Premises in the amount of $54,427.09 per month during the period commencing on the Effective Date (i.e., January 1, 2026) and continuing through August 31, 2026 (the “Rent Abatement Period”). The maximum total amount of Base Monthly Rent abated with respect to the Premises in accordance with the foregoing shall equal $435,416.72 (the “Abated Base Monthly Rent”). If Tenant defaults under the Lease, as amended hereby, at any time during the Term (as the same may be further extended) and fails to cure such default within any applicable cure period under the Lease, and the Lease terminates as a result of such uncured default, then all Abated Base Monthly Rent shall immediately become due and payable. Only Base Monthly Rent shall be abated pursuant to this Section 2, as more particularly described herein, and NNN Charges and all other Additional Rent and other costs and charges specified in the Lease, as amended hereby, shall remain as due and payable pursuant to the provisions of the Lease, as amended hereby.

3.

Letter of Credit. Landlord is currently holding a letter of credit (the “Letter of Credit”) in the amount of $547,963.34 as collateral for Tenant’s performance of its obligations under the Lease, as amended hereby. Provided that Tenant is not in default under the Lease, as amended hereby, as of the Effective Date, Tenant shall have the right to reduce the face amount of the Letter of Credit so that the new face amount of the Letter of Credit shall be $300,000.00 (the “Reduced Face Amount”). Tenant shall deliver to Landlord an amendment to the existing Letter of Credit (the “Letter of Credit Amendment”), which Letter of Credit Amendment shall comply with the terms of the Lease, as amended hereby, and shall otherwise be in a form that is reasonably acceptable to Landlord, and shall (i) notwithstanding anything to the contrary contained in Article 5 of the Original Lease, extend the final expiration date of the Letter of Credit to be November, 30 2034; and (ii) amend the face amount of the Letter of Credit to the Reduced Face Amount. In addition, Tenant shall use commercially reasonable efforts to cause the issuing bank of the Letter of Credit (the “Issuing Bank”) to include in the Letter of Credit Amendment a provision that allows for drawings under the Letter of Credit to be presented by facsimile (hereinafter, “Facsimile Drawings”). Notwithstanding anything to the contrary contained in Section 4 of the Third Amendment or elsewhere in the Lease, as amended hereby, Tenant shall not have any further or additional right to reduce the face amount of the Letter of Credit below the Reduced Face Amount. Landlord, at Tenant’s sole cost and expense, shall reasonably cooperate with Tenant as reasonably necessary or required in Tenant effecting the Letter of Credit Amendment in accordance with the foregoing on or before January 31, 2026 (the “LOC Date”); provided, however, that if, despite Tenant’s commercially reasonable efforts, the Issuing Bank will not agree to allow for Facsimile Drawings in the Letter of Credit Amendment by such date, then Landlord agrees to accept the proposed Letter of Credit Amendment attached as Exhibit B hereto (the “Proposed Letter of Credit Amendment”), and shall approve the Proposed Letter of Credit Amendment by signing and returning the same to Tenant within one (1) business day after the LOC Date (it being agreed that, for purposes of this Section 3, Landlord may satisfy such requirement by sending the signed Proposed Letter of Credit Amendment to Tenant via email to legal@ouster.io, attention: Margaret Bang).

4.

Additional Rent. For the period commencing on the Effective Date and continuing through the remainder of the Extended Term, Tenant shall continue to pay all Additional Rent payable under the Lease, including NNN Charges in accordance with the terms of the Lease, as amended hereby. For the period commencing on the Second Extension Date and ending on the Second Extended Expiration Date, Tenant shall pay all Additional Rent payable under the Lease, including NNN Charges in accordance with the terms of the Lease, as amended hereby.

5.	Improvements to Premises.

5.1

Condition of Premises. Tenant is in possession of the Premises and accepts the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment.

5.2

Responsibility for Improvements to Premises. Without limiting Tenant’s rights or obligations under the Lease, as amended hereby, Tenant may perform improvements to the Premises in accordance with the Exhibit A attached hereto, and Tenant shall be entitled to an improvement allowance in connection with such work as more fully described in Exhibit A.

6.

Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

6.1

Tenant’s Option to Extend Term. Notwithstanding anything to the contrary set forth in the Lease, Tenant shall have one (1) remaining Extension Option to extend the Term for five (5) years pursuant to Paragraph 34.B to the Original Lease. Accordingly, Paragraph 34.B to the Original Lease is hereby amended as follows: (a) all references to “Extension Term” are hereby amended to mean and refer to the “Third Extension Term”, which such Third Extension Term will commence, if at all, after the expiration of the Second Extended Lease Term; (b) all references to the “Expiration Date” and to the “Expiration Date of the Term” are hereby amended to mean and refer to the Second Extended Expiration Date.”

6.2

Courtesy Notice of Building Sale. In the event that Landlord, in Landlord’s sole discretion, elects to market the Building for sale to the general public, Landlord shall provide notice to Tenant of Landlord’s intention to publicly market the Building for sale forty-five (45) days prior to the date on which Landlord first publicly markets the Building. Landlord shall not be deemed to be in default or breach of the Lease, as amended hereby, or otherwise be liable to Tenant, in the event Landlord fails to provide (timely or otherwise) such notice to Tenant. Further, Tenant hereby acknowledges and agrees that Tenant has no right of first offer, refusal and/or any other rights or option with respect to purchase of the Building, and, in addition, that Landlord has no obligation to negotiate with Tenant for purchase of the Building or to sell the Building to Tenant.

6.3

Remeasurement of Building. Notwithstanding anything to the contrary contained in the Lease, as amended hereby, except in the case of an expansion of the square footage of the Premises, in no event shall any remeasurement of the square footage of the Building result in an adjustment of Tenant’s Share or the Base Monthly Rent payable with respect to the Premises during the remainder of the Extended Term or during the Second Extended Lease Term.

7.	Miscellaneous.

7.1

This Amendment, including Exhibit A (Tenant Alterations) and Exhibit B (Proposed Letter of Credit Amendment) attached hereto, sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

7.2

Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect. In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control. The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

7.3

Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

7.4

Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment other than Cornish & Carey Commercial dba Newmark Knight Frank (“Newmark”). Tenant agrees to indemnify and hold Landlord, its members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any other brokers claiming to have represented Tenant in connection with this Amendment. Notwithstanding the foregoing, pursuant to a separate written agreement between Landlord and Newmark, Landlord shall pay a commission to Newmark in respect of this Amendment, pursuant to the terms set forth in such separate written agreement.

7.5	Each party to this Amendment hereby represents that the person signing this Amendment on its behalf has the authority to execute and deliver the same on its behalf and to bind it.

7.6	Paragraph 33.W of the Original Lease is hereby expressly incorporated herein and restated in its entirety as of the date hereof.

7.7

Tenant shall not bring upon the Premises or any portion of the Building or use the Premises or permit the Premises or any portion thereof to be used for the growing, manufacturing, administration, distribution (including without limitation, any retail sales), possession, use or consumption of any cannabis, marijuana or cannabinoid product or compound, regardless of the legality or illegality of the same.

7.8

The parties hereto consent and agree that this Amendment may be signed and/or transmitted by facsimile, e-mail of a .pdf document or using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s handwritten signature. The parties further consent and agree that (1) to the extent a party signs this Amendment using electronic signature technology, by clicking “SIGN”, such party is signing this Amendment electronically, and (2) the electronic signatures appearing on this Amendment shall be treated, for purposes of validity, enforceability and admissibility, the same as handwritten signatures.

7.9

Tenant agrees to cooperate with Landlord and to comply with any and all guidelines or controls concerning energy management and usage disclosure imposed upon Landlord by federal or state governmental organizations or by any energy conservation association to which Landlord is a party or which is applicable to the Building, including, without limitation, the requirements of California’s Nonresidential Building Energy Use Disclosure Program, as more particularly specified in California Public Resources Code Sections 25402.10 et seq. and regulations adopted pursuant thereto. Further, Tenant hereby authorizes (and agrees that Landlord shall have the authority to authorize) any electric or gas utility company providing service to the Building to disclose from time to time so much of the data collected and maintained by it regarding Tenant’s energy consumption data as may be necessary to cause the Building to participate in the ENERGY STAR® Portfolio Manager system and similar programs; and Tenant further authorizes Landlord to disclose information concerning energy use by Tenant as Landlord determines to be necessary to comply with applicable laws pertaining to the Building or Landlord’s ownership thereof.

7.10	In accordance with Section 1938 of the Civil Code of the State of California, Landlord hereby provides the following information:

7.10.1	Landlord hereby states that the Premises (i.e., the Original Premises and the Expansion Space) have not undergone inspection by a Certified Access Specialist (“CASp”).

7.10.2

A CASp can inspect the Premises and determine whether the Premises comply with all of the construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the Premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making repairs necessary to correct violations of construction-related accessibility standards within the premises. In furtherance of the foregoing, Landlord and Tenant hereby agree that the terms and conditions of Paragraph 33.X of the Original Lease shall apply to any CASp inspection requested by or on behalf of Tenant.

7.11	Under California Civil Code Section 827, a “qualified commercial tenant” is defined as: “a tenant of commercial real property that meets both of the following requirements:

(i) The tenant is a microenterprise, a restaurant with fewer than 10 employees, or a nonprofit organization with fewer than 20 employees.

(ii) (I) Subject to subclause (II), the tenant has provided the landlord, within the previous 12 months, a written notice that the tenant is a qualified commercial tenant and a self-attestation regarding the number of employees, at such time the protections under this subdivision come into place. (II) Unless the tenancy is from week to week, month to month, or other period less than a month, the tenant provided the notice and self-attestation described in subclause (I) before or upon execution of the lease, and annually thereafter, at such time the protections under this subdivision come into place.”

Tenant hereby represents and warrants that, as of the date of this Amendment, it is not a “qualified commercial tenant” as defined in California Civil Code Section 827. Tenant shall provide Landlord with written notice if at any time during the Term, as the same may be extended, Tenant is deemed a “qualified commercial tenant” as defined in California Civil Code Section 827.

Pursuant to Civil Code Section 1632, a qualified commercial tenant who negotiates primarily in Spanish, Chinese, Tagalog, Vietnamese, or Korean, orally or in writing, in the course of entering into a commercial lease, is entitled to a translation of the contract or agreement in the language in which the contract or agreement was negotiated before the execution thereof. Tenant hereby represents and warrants that this Amendment was negotiated in the English language, and no translation is required.

7.12

Redress for any claim against Landlord under the Lease and this Amendment shall be limited to and enforceable only against and to the extent of Landlord’s interest in the Premises and the Building. The obligations of Landlord under the Lease are not intended to and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its trustees or board of directors and officers, as the case may be, its investment manager, the general partners thereof, or any beneficiaries, stockholders, employees, or agents of Landlord or the investment manager, and in no case shall Landlord be liable to Tenant hereunder for any lost profits, damage to business, or any form of special, indirect or consequential damage.

[Signature Page Follows]

IN WITNESS WHEREOF, Landlord and Tenant have entered into and executed this Amendment as of the date first written above.

LANDLORD:	TENANT:

SIC-350 TREAT, LLC,	OUSTER, INC.,
a Delaware limited liability company	a Delaware corporation

By:	The Swig Company, LLC,
a Delaware limited liability company,
Property Manager

By:	/s/ William A. Sandman	By:	/s/ Angus Pacala
	William A. Sandman	Name: Angus Pacala
	Executive Vice President	Title: Chief Executive Officer

Dated:	December 17, 2025	Dated: December 17, 2025